Filed pursuant to Rule 424(b)(3)
Registration No. 333-214709

PROSPECTUS

Penn Virginia Corporation

12,998,875 Shares

Common Stock

This prospectus covers the offer and resale of common stock by the selling shareholders identified on page 6 of this prospectus. We will not receive any proceeds from these resales.

The selling shareholders may offer and sell the common stock from time to time. The selling shareholders may offer the common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “PVAC.” On December 28, 2017, the closing price of our common stock on the Nasdaq Global Select Market was $39.06 per share.

Investing in our common stock involves a high degree of risk. Before buying any common stock, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated December 29, 2017

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

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ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “Penn Virginia,” “the Company,” “us,” “our,” “we,” or similar expressions refer to Penn Virginia Corporation, together with all subsidiaries and predecessors. References to the “Predecessor” refer to the Company for periods through the Effective Date (as defined below). Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the effective date (the “Effective Date”) of the Second Amended Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and its Debtor Affiliates (the “Plan of Reorganization”), as contained or incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby, including the adoption of “fresh start” accounting and the full cost method of accounting for oil and gas properties. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained herein relates to the Company following the Effective Date.

PENN VIRGINIA CORPORATION

We are an independent oil and gas company engaged in the onshore exploration, development and production of crude oil, natural gas liquids, or NGLs, and natural gas. Our current operations consist primarily of drilling unconventional horizontal development wells and operating our producing wells in the Eagle Ford Shale field, in South Texas. Our operations are substantially concentrated with over 90 percent of our production, revenues and capital expenditures attributable to this region. We also have less significant operations in Oklahoma, primarily consisting of non-operated properties in the Granite Wash.

Our principal executive offices are located at 14701 St. Mary’s Lane, Suite 275, Houston, Texas 77079, and our telephone number is (713) 722-6500. Information contained on our website, www.pennvirginia.com, does not constitute a part of this prospectus.

RISK FACTORS

You should carefully consider the risks described in this prospectus, any prospectus supplement, our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q filed since our most recent Annual Report on Form 10-K and our other filings with the SEC that are incorporated into this prospectus in evaluating an investment in our securities. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the risks were to actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the trading price of our common stock could decline and you could lose some or all of your investment.

We emerged from bankruptcy on September 12, 2016. Upon our emergence from bankruptcy, we adopted fresh start accounting and the full cost method of accounting for oil and gas properties. We first presented financial statements that reflect fresh start accounting and the full cost method of accounting for oil and gas properties in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Accordingly, our future financial conditions and results of operations subsequent to our emergence from bankruptcy may not be comparable to the financial condition or results of operations reflected in our financial statements prior to such time. The lack of comparable historical financial information may discourage investors from purchasing our securities.

Risks Related to Our Common Stock

There has been a limited trading market for our securities and the market price of our common stock is subject to volatility.

Upon our emergence from bankruptcy, our Predecessor common stock was canceled and we issued new common stock. Our common stock was not listed on any national or regional securities exchange until it began trading on the Nasdaq Global Select Market on December 28, 2016, where it is now listed. The market price of our common stock could be subject to wide fluctuations in response to, and the level of trading of our common stock may be affected by, numerous factors, many of which are beyond our control. These factors include, among other things, our limited trading volume, the concentration of holdings of our common stock, the lack of comparable historical financial information due to our adoption of fresh start accounting and the full cost method of accounting for oil and gas properties, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases, announcements or events that impact our products, customers, competitors or markets, business conditions in our markets and the general state of the securities markets and the market for energy-related stocks, as well as general economic and market conditions and other factors that may affect our future results, including those described elsewhere in this prospectus and our SEC reports incorporated by reference in this prospectus. Significant sales of our common stock, or the expectation of these sales, could materially and adversely affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future.

We do not anticipate that cash dividends or other distributions will be paid with respect to our common stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be a party, may limit our ability to pay dividends or for us to receive dividends from our operating companies, any of which may negatively impact the trading price of our common stock.

Certain anti-takeover provisions may affect your rights as a shareholder.

Our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) authorize our board of directors to set the terms of and issue preferred stock without shareholder approval. Our board of directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a shareholder might consider to be in our best interest. In addition, our credit agreements contain terms that may restrict our ability to enter into change of control transactions, including requirements to repay borrowings under our credit agreement on a change in control. These provisions, along with specified provisions of the Virginia Stock Corporation Act and our Articles of Incorporation and our Second Amended and Restated Bylaws (“Bylaws”), may discourage or impede transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease.

This prospectus covers the sale by selling shareholders of a substantial number of shares of our common stock. Our stock price may decrease due to the additional amount of shares available in the market as a result of sales under this prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	risks related to the recently completed acquisition, including our ability to realize its expected benefits;

•	potential adverse effects of the completed Chapter 11, or bankruptcy, proceedings on our liquidity, results of operations, business prospects, ability to retain financing and other risks and uncertainties related to our emergence from bankruptcy;

•	our ability to satisfy our short-term and long-term liquidity needs, including our inability to generate sufficient cash flows from operations or to obtain adequate financing to fund our capital expenditures and meet working capital needs;

•	negative events or publicity adversely affecting our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties;

•	our post-bankruptcy capital structure and the adoption of Fresh Start Accounting, including the risk that assumptions and factors used in estimating enterprise value vary significantly from the current estimates in connection with the application of fresh start accounting;

•	plans, objectives, expectations and intentions contained in this report that are not historical;

•	our ability to execute our business plan in volatile and depressed commodity price environments;

•	the decline in and volatility of commodity prices for oil, natural gas liquids, and natural gas;

•	our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production;

•	our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations;

•	any impairments, write-downs or write-offs of our reserves or assets;

•	the projected demand for and supply of oil, NGLs and natural gas;

•	our ability to contract for drilling rigs, frac crews, supplies and services at reasonable costs;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell our production at, or at reasonable discounts to, market prices;

•	the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves;

•	drilling and operating risks;

•	our ability to compete effectively against other oil and gas companies;

•	leasehold terms expiring before production can be established and our ability to replace expired leases;

•	environmental obligations, costs and liabilities that are not covered by an effective indemnity or insurance;

•	the timing of receipt of necessary regulatory permits;

•	the effect of commodity and financial derivative arrangements;

•	the occurrence of unusual weather or operating conditions, including hurricanes and force majeure events;

•	our ability to retain or attract senior management and key employees;

•	counterparty risk related to the ability of these parties to meet their future obligations;

•	compliance with and changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters;

•	physical, electronic and cybersecurity breaches;

•	uncertainties relating to general domestic and international economic and political conditions;

•	the impact and costs associated with litigation or other legal matters; and

•	other factors set forth in our filings with the SEC.

USE OF PROCEEDS

All of the common stock covered by this prospectus is being sold by the selling shareholders. See “Selling

Shareholders.” We will not receive any proceeds from these sales of our common stock.

SELLING SHAREHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 12,998,875 shares of common stock that may be offered and sold from time to time under this prospectus by the selling shareholders identified below, subject to any appropriate adjustment as a result of any share subdivision, split, combination or other reclassification of our common stock. The selling shareholders identified below may currently hold or acquire at any time shares of common stock in addition to those registered hereby. The selling shareholders acquired the common stock pursuant to our emergence from Chapter 11 bankruptcy on September 12, 2016. On September 12, 2016, we entered into an agreement containing registration rights with the selling shareholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain common stock held by the selling shareholders from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. We are registering the common stock described in this prospectus pursuant to this agreement. In addition, the selling shareholders identified below may sell, transfer or otherwise dispose of some or all of their common stock included in this registration statement in private placement or other transactions exempt from or not subject to the registration requirements of the Securities Act. They may also acquire additional shares of common stock. Accordingly, we cannot give an estimate as to the amount of common stock that will be held by the selling shareholders upon completion or termination of this offering.

Information concerning the selling shareholders may change from time to time, including by addition of additional selling shareholders, and, if necessary, we will amend or supplement this prospectus accordingly.

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling shareholders on or prior to December 6, 2016 or, as indicated in the applicable footnote, based on information provided in the most recent Schedule 13D or Schedule 13G filed by such selling shareholder. We have not sought to verify such information. Additionally, some or all of the selling shareholders may have sold or transferred some or all of the common stock listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling shareholders may change over time.

Certain selling shareholders are affiliates of broker-dealers (but are not themselves broker-dealers). Each of these broker-dealer affiliates purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. These broker-dealer affiliates did not receive the securities to be sold in the offering as underwriting compensation.

The selling shareholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the selling shareholder is party (each also a selling shareholder for purposes of this prospectus), may sell up to all of the shares of common stock shown in the table below under the heading “Offered Hereby” pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling shareholders are not obligated to sell any of the common stock offered by this prospectus.

	Number of Shares of Common Stock
Selling Shareholder	Beneficially Owned Prior to the Offering	Offered Hereby	Beneficially Owned After the Offering**	As a Percent of Total Outstanding After the Offering
Advance Series Trust - AST High Yield Portfolio(1)	10,193	10,193	0	*
Advance Series Trust - AST JPMorgan Global Thematic Portfolio(1)	656	656	0	*
Advanced Series Trust - AST JPMorgan Strategic Opportunities Portfolio(1)	3,962	3,962	0	*
Anchorage Capital Master Offshore, Ltd.(2)	740,870	740,870	0	*
AON Hewitt Collective Investment Trust(1)	478	478	0	*
BBT Fund, L.P.(3)	388,142	388,142	0	*
Black Maple Capital Master Fund, Ltd.(4)	129,159	129,159	0	*
CCM Pension - A, L.L.C.(5)	35,614	35,614	0	*
CCM Pension - B, L.L.C.(5)	6,717	6,717	0	*
Commingled Pension Trust Fund (High Yield) of JPMorgan Chase Bank, N.A.(1)	23,632	23,632	0	*
Contrarian Advantage - B, LP(5)	18,059	18,059	0	*
Contrarian Capital Fund I, L.P.(5)	594,545	594,545	0	*
Contrarian Capital Senior Secured, L.P.(5)	17,551	17,551	0	*
Contrarian Capital Trade Claims, L.P.(5)	54,139	54,139	0	*
Contrarian Centre Street Partnership, L.P.(5)	88,959	88,959	0	*
Contrarian Dome du Gouter Master Fund, L.P.(5)	82,763	82,763	0	*
Contrarian Opportunity Fund, L.P.(5)	155,711	155,711	0	*
Debello Investors LLC(6)	197,255	197,255	0	*
GCA Credit Opportunities Master Fund, Ltd.(7)	286,748	286,748	0	*
GMO Credit Opportunities Fund, L.P.(8)	971,732	971,732	0	*
EGI-Fund B, L.L.C.(9)	397,355	397,355	0	*
Franklin Advisers, Inc.(10)	100,689	100,689	0	*
Franklin High Income Trust - Franklin High Income Fund(10)	310,794	310,794	0	*
Franklin Strategic Series - Franklin Strategic Income Fund(10)	186,476	186,476	0	*
Hewitt Ennisknupp, Inc.(1)	5,462	5,462	0	*
Industriens Pension Portfolio FMBA, High Yield Obligationer II(1)	4,640	4,640	0	*
Interventure Fixed Income Investments Limited(1)	602	602	0	*
JPMF Global Absolute Return Bond Fund High Yield Cincinnati(1)	684	684	0	*
JPMF Global Bond Opportunities Fund High Yield Cincinnati(1)	2,736	2,736	0	*
JPMorgan Chase Bank, N.A. as Trustee of the JPMorgan Chase Retirement Plan(1)	861	861	0	*
JPMorgan Core Plus Bond Fund(1)	40,991	40,991	0	*
JPMorgan Fund ICVC - JPM Multi Asset Income Fund(1)	1,161	1,161	0	*
JPMorgan Funds - Flexible Credit Fund - Opportunistic(1)	2,190	2,190	0	*
JPMorgan Funds - Income Fund High Yield(1)	341	341	0	*
JPMorgan Funds - Income Opportunity Fund(1)	84,521	84,521	0	*
JPMorgan Funds - Income Opportunity Plus Fund(1)	8,752	8,752	0	*

JPMorgan Global Allocation Fund(1)	1,024	1,024	0	*
JPMorgan Global Bond Opportunities Fund(1)	4,107	4,107	0	*
JPMorgan High Yield Fund(1)	213,871	213,871	0	*
JPMorgan Income Builder Fund(1)	21,884	21,884	0	*
JPMorgan Investment Funds - Global Income Fund(1)	38,130	38,130	0	*
JPMorgan Multi Income Fund(1)	9,651	9,651	0	*
JPMorgan Specialist Investment Funds - JPMorgan Multi Sector Credit Fund(1)	737	737	0	*
JPMorgan Specialist Investment Funds - JPMorgan Multi Sector Credit Fund(1)	1,367	1,367	0	*
JPMorgan Strategic Income Opportunities Fund(1)	191,622	191,622	0	*
KLS Diversified Master Fund L.P.(11)	1,160,019	1,160,019	0	*
LMA SPC for and on behalf of MAP 89 Segregated Portfolio(12)	631,388	631,388	0	*
Louisiana State Employees’ Retirement System(1)	3,626	3,626	0	*
LVIP JPMorgan High Yield Fund(1)	12,690	12,690	0	*
National Railroad Retirement Investment Trust(1)	1,969	1,969	0	*
Pacholder High Yield Fund Inc.(1)	2,878	2,878	0	*
Pine River Baxter Fund Ltd.(12)	46,635	46,635	0	*
Pine River Master Fund Ltd.(12)	242,054	242,054	0	*
Portrush Master Fund Ltd.(13)	115,843	115,843	0	*
Principal Funds Inc. - High Yield Fund I(1)	5,105	5,105	0	*
Raptor Energy, LP(14)	758,565	758,565	0	*
Southern Ute Indian Tribe(1)	2,423	2,423	0	*
Strategic Value Master Fund, Ltd.(15)	697,580	697,580	0	*
Strategic Value Opportunities Fund, L.P.(15)	185,121	185,121	0	*
Strategic Value Special Situations Master Fund III, L.P.(15)	607,114	607,114	0	*
Sunrise Partners Limited Partnership(16)	763,057	763,057	0	*
Swiss Capital Alternative Strategies Funds SPC for the account of its SC Alternative Strategy 3SP segregated portfolio.(7)	49,114	49,114	0	*
The Mangrove Partners Master Fund, Ltd.(17)	1,437,243	1,437,243	0	*
US High Yield Plus Bond Fund(1)	1,723	1,723	0	*
Wells Fargo Securities, LLC(18)	429,677	429,677	0	*
Wexford Catalyst Investors LLC(6)	202,987	202,987	0	*
Wexford Spectrum Investors LLC(6)	204,531	204,531	0	*

*	Represents less than 1%.
**	Assumes each selling shareholder sells all of the shares of common stock shown under “Offered Hereby.”
(1)	JPMorgan Investment Management, Inc. serves as the investment advisor to the selling shareholder and has voting and investment control over the securities.
(2)	Kevin Ulrich, acting on behalf of Anchorage Capital Group, L.L.C., has voting and investment control over the securities.

(3)	BBT-FW, Inc., is the general partner of BBT Genpar, L.P., the managing general partner of the selling shareholder. Sid R. Bass exercises voting and dispositive control over the securities in his capacity as President of BBT-FW, Inc.
(4)	Robert J. Barnard, Chief Investment Officer of the selling shareholder, has voting and investment control over the securities.
(5)	Jon Bauer, managing member of Contrarian Capital Management, L.L.C., the selling shareholder’s investment manager, has voting and investment control over the securities.
(6)	Based solely on Amendment No. 1 to the Schedule 13D filed with the SEC on November 24, 2017 by Debello Investors LLC, Wexford Catalyst Investors LLC, Wexford Spectrum Investors LLC, Wexford Capital LP, Wexford GP LLC, Charles E. Davidson and Joseph M. Jacobs. Wexford Capital LP is the manager of the selling shareholder and has voting and investment control over the securities. Wexford GP LLC is the general partner of Wexford Capital LP and Charles E. Davidson and Joseph M. Jacobs control Wexford GP LLC. Marc McCarthy, an employee of Wexford Capital LP, became a member of our board of directors following our emergence from bankruptcy.
(7)	Steven Hornstein, acting on behalf of Global Credit Advisers, LLC, has voting and investment control over the securities.
(8)	Ara Lovitt, the portfolio manager of the selling shareholder, has voting and investment control over the securities.
(9)	Chai Trust Company, LLC is the managing member of the seller shareholder. Chai Trust Company, LLC shares voting and dispositive control over the securities with the selling shareholder. Chai is controlled by a board of seven Senior Managing Directors: Thomas Heneghan, Robert Levin, Mark Sotir, Jonathan Wasserman, JoAnn Zell, Kellie Zell and Matthew Zell. None of the Senior Managing Directors individually hold voting or investment control over the securities.
(10)	Glenn Voyles, acting on behalf of Franklin Advisers, Inc., the investment advisor to the selling shareholders, has voting and investment control over the securities.
(11)	Based solely on a Schedule 13G filed with the SEC on February 22, 2017 by KLS Diversified Asset Management LP and KLS Diversified Master Fund LP. Michael Hanna, acting on behalf of KLS Diversified Asset Management LP, has voting and investment control over the securities.
(12)	Pine River Capital Management L.P. has voting and investment control over the securities. Mike O’Shea, Christine Ritchie, Ben Threinen and Amy Barker, acting on behalf of Pine River Capital Management L.P., each individually hold voting and investment control over the securities.
(13)	Robert B. Burke, acting on behalf of Par-Four Investment Management, LLC, has voting and investment control over the securities.
(14)	R. Blair Thomas and Randall S. Wade have voting and investment control over the securities.
(15)	Edward C. Kelly, the investment manager for the selling shareholders, has voting and investment control over the securities.
(16)	Based solely on a Schedule 13G filed with the SEC on May 1, 2017 by Par-Four Investment Management, LLC, Robert E. Burke, Sunrise Partners Limited Partnership, Paloma International, L.P., Paloma Partners Management Company, Paloma Partners Advisors LP, Paloma Partners Advisors, Inc., Gregory Hayt and S. Donald Sussman. S. Donald Sussman and Eric Rosen have shared voting and investment control over the securities.
(17)	Based solely on Amendment No. 1 to the Schedule 13D filed with the SEC on December 11, 2017 by The Mangrove Partners Master Fund, Ltd., The Mangrove Partners Fund, L.P., The Mangrove Partners Fund (Cayman), Ltd., Mangrove Partners, Mangrove Capital and Nathaniel August. Mangrove Partners, a Cayman Islands exempted company, is an SEC registered Investment Adviser and is the investment manager to the seller shareholder and has voting and investment control over the securities. Nathaniel August, a U.S. citizen and New York resident, holds 100% of the voting stock of Mangrove Partners.
(18)	Investment and voting control of the shares are held by various Wells Fargo broker-dealers.

Bankruptcy Emergence

On September 12, 2016, we emerged from Chapter 11 bankruptcy protection and issued an aggregate 14,992,018 shares of common stock. In connection with our emergence from Chapter 11, we entered into a registration rights agreement with the selling shareholders, which provides registration rights with respect to certain common stock issued in connection with the emergence and acquired by the selling shareholders thereafter. We are required to file this registration statement to register the resale of such common stock under the Securities Act, by December 1, 2016. We are subject to certain covenants under the terms of the registration rights agreement, including the requirement that this registration statement be kept effective for resale of common stock until the earlier of (i) one year following the effectiveness of this registration statement, provided, however, that at the time we are (A) eligible to register resales of our common stock on Form S-3, or (B) a smaller reporting company, then such date shall be extended to three years following the effectiveness of this registration statement; and (ii) the time when such common stock ceases to constitute registrable securities as defined in the registration rights agreement. In certain situations, we are required to indemnify these investors, including without limitation, for certain liabilities under the Securities Act.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. Distributions of the common stock by the selling shareholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common stock may be sold include:

•	privately negotiated transactions;

•	underwritten transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any selling shareholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell common stock pursuant to Section 4(a)(2) of the Securities Act or under Rule 144 under the Securities Act, in each case if available, rather than under this prospectus.

Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling shareholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common stock for sale under the Securities Act and to indemnify the selling shareholders and each person who participates as an underwriter in the offering of the common stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling shareholders will sell any or all of the securities offered under this prospectus.

DESCRIPTION OF THE COMMON STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our Articles of Incorporation and our Bylaws. We urge you to read our Articles of Incorporation and our Bylaws, which are incorporated in this prospectus by reference as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

As of December 20, 2017, our authorized capital stock was 50,000,000 shares. Those shares consisted of 5,000,000 authorized shares of preferred stock (par value $0.01 per share), of which no shares were outstanding as of December 20, 2017, and 45,000,000 authorized shares of common stock (par value $0.01 per share), of which 15,004,270 shares were outstanding as of November 3, 2017.

Common Stock

Dividends

Subject to the rights of any series of preferred stock that we may issue, the holders of common stock may receive dividends when declared by the Board. Dividends may be paid in cash, in property or in shares of stock, or in any combination thereof.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable.

Voting Rights

Subject to the special voting rights of any preferred stock that we may issue, the holders of common stock may vote one vote for each share held together as a single class in the election of directors and on all other matters voted upon by our shareholders. Directors are elected by a plurality of the votes cast in the election for such director nominee, and holders of common stock may not cumulate their votes in the elections of directors. The affirmative vote of more than two-thirds of our outstanding shares of common stock is required for amendments to our Articles of Incorporation, the approval of mergers, statutory share exchanges, certain sales or other dispositions of assets outside the usual and regular course of business, conversions, domestications and dissolutions. However, holders of our common stock are not entitled to vote on any amendment to our Articles of Incorporation that relates solely to the terms of any one or more series of preferred stock. The affirmative vote of at least 67% of our outstanding shares of common stock is required to amend the “Corporate Opportunity” provisions of our Articles of Incorporation described below. All other matters to be voted on by shareholders must be approved by a majority of the votes cast on the matter.

Liquidation Rights

If we dissolve our business, either voluntarily or not, holders of common stock will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Other Rights

The holders of common stock have no preemptive rights to purchase our shares of common stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

The Board can, without approval of shareholders, issue one or more series of preferred stock. Subject to the provisions of our Articles of Incorporation and limitations prescribed by law, the Board may adopt an amendment to our Articles of Incorporation describing the number of shares of each series and the rights, preferences and limitations of each series, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue.

Undesignated preferred stock may enable the Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Anti-Takeover Provisions

Certain provisions in our Articles of Incorporation and our Bylaws, as well as certain provisions of Virginia law, may make more difficult or discourage a takeover of our business.

Certain Provisions of Our Articles of Incorporation and Our Bylaws

Shareholder Action by Unanimous Consent. Any action that could be taken by shareholders at a meeting may be taken, instead, without a meeting and without notice if a consent in writing is signed by all the shareholders entitled to vote on the action.

Blank Check Preferred Stock. Our restated articles of incorporation authorize the issuance of blank check preferred stock. As described above under “– Preferred Stock,” the Board can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the Board opposes.

Vacancies in the Board. Subject to the rights of any preferred stock, any vacancy in the Board resulting from any death, resignation, retirement, disqualification, removal from office or newly created directorship resulting from an increase in the authorized number of directors or otherwise may be filled by majority vote of the remaining directors then in office, even if less than a quorum, or shareholders.

Special Meetings of Shareholders. Special meetings of shareholders may be called at any time and from time to time only upon the written request of the Board, the chairman of the Board or the holders of a majority of our outstanding common stock.

Advance Notice Requirements for Shareholder Director Nominations and Shareholder Business. Our Bylaws require that advance notice of shareholder director nominations and shareholder business for annual meetings be made in writing and given to our corporate secretary, together with certain specified information, not less than 90 days nor more than 120 days before the anniversary of the immediately preceding annual meeting of shareholders, subject to other timing requirements as specified in our Bylaws.

Virginia Anti-Takeover Statutes and Other Virginia Laws

Control Share Acquisitions Statute. Under the Virginia control share acquisitions statute, shares acquired in an acquisition that would cause an acquiror’s voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless (1) those rights are granted by a majority vote of all outstanding shares other than those held by the acquiror or any officer or employee director of the corporation or (2) the articles of incorporation or bylaws of the corporation provide that the provisions of the control share acquisitions statute do not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. This regulation was designed to deter certain takeovers of Virginia public corporations. Virginia law permits corporations to opt out of the control share acquisition statute. We have not opted out.

Affiliated Transactions. Under the Virginia anti-takeover law regulating affiliated transactions, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and a majority of the disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required. The provisions of this statute do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder. As permitted by Virginia law, we have opted out of the affiliated transactions provisions.

Director Standards of Conduct. Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Virginia law provides that, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

Corporate Opportunities

In our Articles of Incorporation, subject to certain limitations, we expressly waive any fiduciary duty owed to us by our directors with respect to any business opportunities that may be of interest to us, including any conflict of interest caused if one of our directors takes advantage of such a business opportunity. Our directors may further their self-interest and engage in such a business opportunity for their own benefit so long as such a director did not specifically become aware of the opportunity in his or her capacity as a representative of the Company. Our directors may engage in the same or similar business as the Company and have no duty to share any business opportunity that may be of interest to us if such a director learned of the opportunity outside of his or her role as a representative of the Company.

Exclusive Forum

Our Articles of Incorporation provide that the United States District Court for the Eastern District of Virginia is the sole and exclusive forum for any derivative action brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim arising under the Virginia Stock Corporation Act or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Indemnification of Officers and Directors

Virginia law permits, and our Articles of Incorporation provide for, the indemnification of our directors and officers with respect to certain liabilities and expenses imposed upon them in connection with any civil, criminal or other proceeding by reason of having been a director or officer of the Company. This indemnification does not apply to willful misconduct or a knowing violation of the criminal law. We have been informed that in the opinion of the SEC indemnification for liability under the Securities Act is against public policy and is unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of the common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

Certain legal matters in connection with our common stock offered hereby will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Certain other legal matters will be passed upon for us by our outside counsel, Gibson, Dunn & Crutcher LLP, Houston, Texas.

EXPERTS

The audited consolidated financial statements of Penn Virginia Corporation as of December 31, 2016 (Successor), and for the period from September 13, 2016 to December 31, 2016 (Successor) and the period from January 1, 2016 to September 12, 2016 (Predecessor) incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Penn Virginia Corporation as of December 31, 2015 and 2014 included in its Annual Report on Form 10-K for the year ended December 31, 2016, incorporated herein by reference, have been included in reliance on the report of KPMG LLP, or KPMG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Penn Virginia Corporation has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this registration statement.

The audit report covering the December 31, 2015 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent on obtaining additional financing to continue its planned principal business operations. These factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The statements of revenues and direct operating expenses of the Lavaca County, Texas oil and gas properties acquired by Penn Virginia Corporation included in the Company’s Current Report on Form 8-K dated October 5, 2017, incorporated herein by reference, have been included in reliance on the report of KPMG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated by reference herein regarding our estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations of DeGolyer and MacNaughton, independent petroleum engineering consultants. These estimates are aggregated and the sums are incorporated by reference herein in reliance upon the authority of that firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 regarding our common stock. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common stock offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the internet at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at www.pennvirginia.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We furnish or make available to our shareholders annual reports containing our audited financial statements and furnish or make available to our shareholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or any prospectus supplement or a document incorporated by reference in this prospectus or in any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	our Current Reports on Form 8-K filed on January 17, 2017, January 30, 2017, May 8, 2017, June 30, 2017, August 2, 2017, August 17, 2017 and October 5, 2017; and

•	the description of our common stock in our Registration Statement on Form 8-A12B (Registration No. 001-13283) filed on December 22, 2016, as we may update that description from time to time.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all offerings under this registration statement are completed or terminated. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Penn Virginia Corporation

Attention: Katherine J. Ryan

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

(713) 722-6500